Exhibit 10.19

Summary of Director Compensation

Cash fees paid to our non-employee directors consist of a $40,000 annual retainer fee, payable quarterly in advance.  We reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and travel expenses related to Dollar General meeting attendance or requested appearances, and we allow directors to travel on our airplane for those purposes.